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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as the 20th day of January, 2000 by and between UNISTAR FLORIDA HOLDINGS, INC., a Florida corporation ("Seller"), UNISTAR FINANCIAL SERVICE CORP., a Delaware corporation ("Parent") and ACCELERATED AGENCY GROUP, INC., a Florida corporation ("Buyer").

         WHEREAS, Seller, a wholly-owned subsidiary of Parent, and certain of Seller's and Parent's affiliates currently operate an insurance agency doing business at 49 locations (listed on Schedule 1.1(J)) (the "Agency") located in various Florida counties (collectively, the "Locations"); and

         WHEREAS, Seller desires to sell certain of its assets to Buyer and Buyer desires to purchase the assets of Seller, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1.       Purchase and Sale of Assets.

                  1.1 Conveyance of the Assets. Subject to the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from Seller, Parent and their affiliates of, and Seller, Parent and their affiliates agree to sell, convey, assign, transfer and deliver to Buyer, at the Closing provided for in Section 3 of this Agreement, all of Seller's, Parent's and their affiliates' right, title and interest in and to all tangible and intangible assets relating to the operation of Seller's and/or the Agency's insurance business (the "Assets") including, without limitation, the following:

                      (A) the entire book of insurance business of Seller and/or the Agency on the Closing Date (collectively the "Expiration and Renewal Rights"), including without limitation, all customer accounts, all commissions earned on direct bill policies and supplemental products, all of the Agency's rights to receive other revenue from business activities (including, but not limited to, performance of risk management services or other types of services for third parties) and all insurance expirations and renewals owned by Seller and/or the Agency and all rights and information necessary to deal with the customers of Seller and/or the Agency, including without limitation all confidential, proprietary and other information relating to the Expiration and Renewal Rights, such as all customer lists, records and files (including all correspondence and memoranda), all lists of prospective customers, all subscription lists and dailies (records of essential details of each customer's policy), all information about the terms and expiration dates of customers' policies and about special insurance programs developed by Seller and/or the Agency for its customers and copies of all accounting and bookkeeping records and other data, with such copies to be at Seller's expense;
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                      (B) all goodwill and all rights, title and interests to
the corporate and trade names of "Unistar Florida Holdings," "Unistar of Florida," "Unistar," "Accurate Insurance," "Allied Auto Insurance," "Allied Insurance," "Just Insurance," "C.J. Insurance," "Gulfstream Auto Insurance," "J+W Insurance," "Pacific Insurance," "M. Peppe Agency," "Peppe Insurance Agency," "R&M Enterprises" and "Amscot Insurance" (collectively the "Proprietary Names") and all derivations thereof, and all names, registered and unregistered trademarks and service marks related thereto, and any correlating logos;

                      (C) all books, records, correspondence, data and other files and copies thereof, relating directly or indirectly to the operation of the Agency's business, including without limitation advertising materials (including radio and television commercials, print ads, brochures and other advertising materials);

                      (D) all furniture, equipment, fixtures, signs and banners, automobiles and other personalty, including without limitation all computer hardware and software, owned and used by Seller or the Agency at or in conjunction with the operation of the business of the Agency as of the Closing Date, including those items listed on Schedule 1.1(D) attached to this Agreement;

                      (E) all of the Agency's accounts receivable (including without limitation, accounts receivable of employees of the Agency) and notes receivable of the Agency as of the Closing Date;

                      (F) all licenses and permits, including all governmental, quasi governmental or regulatory agency, licenses, consents, certificates of authority, accreditations, permits, registrations, credentials, authorizations and approvals held or obtained by or issued to Seller or the Agency in connection with the operation of the Agency's business (to the extent such licenses and permits are assignable);

                      (G) any transferable warranties which the Agency may have received from manufacturers or suppliers as to any of the Assets;

                      (H) any contingent commission or business earned after the Closing Date and all rights to receive revenues from business activities with respect to the Agency's business;

                      (I) all of the prepaid asset (including deposits) and asset proration items (other than prepaid items relating to insurance policies covering the Assets) of the Agency determined as of the Closing Date in accordance with generally accepted accounting principles;

                      (J) except as otherwise provided in Section 11.10, all of Seller's and/or Parent's rights under each lease (and leasehold improvements) of real property for each of the Locations, which Locations are listed on Schedule 1.1(J) attached hereto (the "Real Estate Leases");

                      (K) all of the Agency's rights under the equipment leases listed on Schedule 1.1(K) attached hereto (the "Equipment Leases"), all of which Seller and Parent


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represent are month-to-month unwritten obligations of the Agency with no outstanding balances thereunder;

                      (L) all of Seller's, Parent's and/or their affiliates rights under (i) restrictive covenants and/or covenants not to compete between any of them and all former employees of the Agency, including without limitation those listed on Schedule 1.1(L)(i), (the "Employee Restrictive Covenants"), together with reasonably requested information from their personnel files and records, provided that copies of such information shall be made at Seller's expense; and (ii) non-compete, non-piracy and similar restrictive covenants and hold harmless and indemnification provisions granted by selling entities and related persons to Seller and/or Parent with respect to Florida agencies, including without limitation those listed on Schedule 1.1(L)(ii), to the extent transferable (the "Seller Restrictive Covenants");

                      (M) all of the Agency's existing telephone (including cellular) and facsimile numbers and listings and all such numbers which the Agency has used at any time prior to the date of Closing, including without limitation, those numbers which are listed on Schedule 1.1(M) attached hereto;

                      (N) to the extent transferable, all of the Agency's rights under appointment contracts with insurance companies (the "Appointment Contracts"); and

                      (O) all electronic filing identification numbers ("EFINs") obtained by or on behalf of the Agency.

                  1.2 Excluded Assets. Seller shall retain (A) Seller's corporate minute book, stock transfer records and corporate seal, (B) the rights and benefits accruing to Seller and Parent under this Agreement and (C) any other assets of Seller listed on Schedule 1.2 attached hereto.

         2.       Consideration.

                  2.1 Purchase Price. The Purchase Price for the Assets shall be up to Four Million Five Hundred Twenty-Five Thousand and No/100 Dollars ($4,525,000.00) (hereinafter referred to as the "Purchase Price"). The Purchase Price shall be paid $2,025,000 in cash, $2,000,000 in promissory notes and $500,000 pursuant to Section 2.1(C), as follows:

                      (A) the sum of Seven Hundred Twenty-Nine Thousand One Hundred Three and 12/100 Dollars ($729,103.12) shall be paid by Buyer to Seller at Closing (as defined in Section 3) via cashier's check or a wire transfer through the Federal Reserve System;

                      (B) the sum of One Million Two Hundred Seventy-Four Thousand Eight Hundred Fifty-Two and 90/100 Dollars ($1,274,852.90) , shall be payable by Buyer to Seller pursuant to a promissory note payable in equal monthly installments bearing interest at ten percent (10%) per annum, in the form attached hereto as Exhibit A (the "Note");


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                      (C) up to Five Hundred Thousand and No/100 Dollars
($500,000.00) in the aggregate shall be payable to insurance companies and premium finance companies in the form of any Net Return Commissions (as defined in the last sentence of this Section 2.1) related to the Assets being purchased hereunder, pursuant to Section 11.2 of this Agreement;

                      (D) an aggregate of One Hundred Eighty-Seven Thousand Nine Hundred Ninety-Four and 98/100 Dollars ($187,994.98) shall be paid on behalf of the Agency in the amounts and to the individuals set forth on Schedule 2.1(D) at Closing;

                      (E) an aggregate of One Hundred Ninety-One Thousand Two Hundred Fifty and No/100 Dollars ($191,250.00) shall be paid on behalf of the Agency in the amounts and to the individuals set forth on Schedule 2.1(E) pursuant to promissory notes payable to such individuals in twenty-four (24) equal monthly installments bearing interest at eight percent (8%) per annum;

                      (F) the sum of One Hundred Fifty-Thousand and No/100 Dollars ($150,000.00) shall be withheld from the Purchase Price by Seller to be applied to the settlement of the matter referred to in Section 8.1(F) of this Agreement, any of which amount is not used to settle such matter to be paid to Seller by Buyer without interest thereon upon the settlement of such matter;

                      (G) the sum of One Hundred Eighteen thousand Six Hundred Thirty-Five and 04/100 Dollars ($118,635.04) shall be paid to TV Time, Inc. on the Closing Date by Buyer on behalf of the Agency;

                      (H) the sum of One Hundred Thirty-One Thousand Six Hundred Twenty-One and 86/100 Dollars ($131,621.86) shall be paid to Florida Advertising Sales, Inc. on the Closing Date by Buyer on behalf of the Agency;

                      (I) the sum of Six Hundred Thirty Thousand and No/100 Dollars ($630,000.00) shall be paid by Buyer to Perry & Co. at Closing on behalf of the Agency;

                      (J) the sum of Five Hundred Thirty-Three Thousand Eight Hundred Ninety-Seven and 14/100 Dollars ($533,897.14) shall be payable by Buyer on behalf of the Agency to Perry & Co. at Closing pursuant to a promissory note payable in equal monthly installments bearing interest at ten percent (10%) per annum (the "Perry Note");

                      (K) the sum of Nine Thousand Six Hundred Forty-Five and No/100 Dollars ($9,645.00) shall be paid by Buyer on behalf of the Agency to Scott Golden at Closing;

                      (L) the sum of Eighteen Thousand and No/100 Dollars ($18,000.00) shall be paid by Buyer on behalf of the Agency to Joseph L. Schneider at Closing;


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                      (M) the sum of Thirty Thousand and No/100 Dollars
($30,000) shall be paid by Buyer on behalf of the Agency to Carlton Fields at Closing; and

                      (N) the sum of Twenty Thousand and No/100 Dollars ($20,000) shall be paid by Buyer on behalf of the Agency to Abernathy, Roeder, Attorneys at Law, at Closing.

         For purposes of this Agreement, "Net Return Commissions" means commissions that are to be refunded to the insurance companies and premium finance companies for insured customers of the Agency as a result of policy cancellations relating to the Assets purchased hereunder, but only with respect to those cancellations which satisfy each of the following conditions: (i) written notice is received by Buyer after the Closing Date of the return commission being incurred, and (ii) neither Seller, Parent nor the Agency had received notice of such cancellation on or prior to the Closing Date.

                  2.2 Transfer Taxes. Seller agrees to pay documentary stamp taxes on the Note, recording costs and all sales, transfer and license taxes and fees, if any, payable as a result of the sale to Buyer of the Assets. In addition, the Seller shall pay all assignment fees required in connection with the assignment of the Real Estate Leases and Equipment Leases to be transferred hereunder, if any.

                  2.3 Assumption of Debts, Liabilities and Obligations of Seller. Subject to the terms and conditions set forth in this Agreement, Seller agrees to convey, transfer and assign to Buyer, and Buyer agrees to assume, the duties and obligations accruing after the Closing Date under each of the following: (A) the Real Property Leases; and (B) the Equipment Leases (collectively, the "Assumed Liabilities"). Other than the Assumed Liabilities, Buyer will not assume nor undertake to perform or pay any of the debts, liabilities or obligations of Seller and/or Parent (including, without limitation, trade creditors, general creditors and state or federal taxing authorities) whether or not existing or incurred prior to the Closing or arising out of any transactions or events occurring prior to the Closing.

                  2.4 Allocation of Consideration.

                      (A) The consideration for the Assets shall be allocated as set forth in the manner set forth on Schedule 2.4 attached to this Agreement, which Schedule 2.4 shall be delivered by Buyer's accountants and mutually agreed and initialed by the parties in accordance with agreement between Buyer and Seller prior to Closing.

                      (B) The parties hereto covenant and agree with each other that the consideration paid for the Assets transferred to Seller represents the true fair market value of such Assets and this allocation was arrived at by arm's length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 2.4 without the written consent of the other parties to this Agreement.


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                  2.5 Right of Setoff and/or Deferment. Buyer shall have the right to setoff against any sums payable or to be payable under the Note, any amounts due to Buyer pursuant to this Agreement, including, without limitation
(A) claims for indemnification under Section 10 of this Agreement and (B) any proration amounts pursuant to Section 3.4 of this Agreement. In the event Buyer has a claim for indemnification which is not of a liquidated amount, Buyer shall have the right to withhold principal and interest payments under the Note in an amount equal to Buyer's reasonable estimate of such claim, including defense costs, until such time as the amount of the claim for indemnification has been determined. Buyer shall have the right to defer payments under the Perry Note until such time that payments under the Note become due and payable if Buyer is entitled to a right of setoff pursuant to this Section 2.5.

         3. Closing. The closing of the purchase and sale of the Assets ("Closing") shall take place on the date hereof ("Closing Date") at the offices of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401 (or on such date and location as mutually agreed upon by the parties in writing).

                  3.1 Documents to be Delivered by Seller to Buyer. At the Closing, Seller will deliver to Buyer:

                      (A) a general instrument of sale, conveyance, assignment, transfer and delivery substantially similar in form to Exhibit B (the "Bill of Sale");

                      (B) an Assignment and Assumption and landlord consent for each of the Real Estate Leases, in the form attached hereto as Exhibit C;

                      (C) Intentionally omitted;

                      (D) all records, customer and vendors' lists, correspondence and other files or exact copies thereof relating directly to the operation and existence of Seller and Seller's business;

                      (E) a certified corporate resolution of the Boards of Directors of Seller and Parent and shareholders of Seller authorizing the conveyance of the Assets to Buyer and the execution and delivery of this Agreement;

                      (F) An opinion of counsel for Seller and Parent, dated as of the Closing Date, in form and substance satisfactory to Buyer and its counsel, to the effect that:

                          (i) Each of Seller and Parent is a corporation validly
existing and in good standing under the laws of its respective jurisdiction of incorporation;

                          (ii) Each of Seller and Parent has the right, power,
legal capacity and authority to enter into and perform its obligations under this Agreement and the other documents and instruments to be delivered in connection herewith. This Agreement and each document or instrument to be executed by the Seller and/or Parent in connection herewith has been duly and validly authorized by all necessary corporate


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action of the Seller and/or Parent, and, when executed and delivered by the
Seller and/or Parent, will be valid and binding on them and enforceable in accordance with its respective terms, except as limited by bankruptcy and insolvency laws, by other laws affecting the rights of creditors generally and by equity principles if remedies in equity are sought;

                          (iii) Neither the execution nor delivery of this
Agreement or the other instruments and documents delivered by the Seller and/or Parent in connection with this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in or constitute (a) a violation of any provision of applicable law or of Seller's or Parent's Articles of Incorporation or Bylaws, nor (b) to counsel's knowledge, a violation of any writ, decree or order of any court or governmental instrumentality, or a violation of any agreement, to which Seller or Parent is subject;

                          (iv) The instruments and conveyances of transfer
executed and delivered by Seller and/or Parent at the Closing are valid in accordance with their terms and are effective to transfer and convey the Assets to Buyer; and

                          (v) To counsel's knowledge, every consent, approval,
authorization or order of any court, governmental agency or body or any other person, firm, or entity that is required for the consummation by the Seller and Parent of the transactions contemplated by this Agreement has been obtained and will be in effect on the Closing Date;

                      (G) All Contracts (as defined in Section 5.16) and copies of all documents, instruments, books, records and data of Seller and Parent relating to the Assets;

                      (H) the Noncompetition Agreement, as described in Section 12 hereof;

                      (I) in each case where the any of the licenses, approvals, leases, agreements or commitments of Seller and/or Parent requires the consent of another party as a result of the consummation of the transactions contemplated by this Agreement, the written consent of each other party to the transactions contemplated hereby; and

                      (J) such other documents as Buyer may reasonably request.

                  3.2 Documents to be Delivered by Buyer to Seller. At the Closing, Buyer will deliver to Seller:

                      (A) checks or notices of wire transfer in the amounts set forth in Section 2.1 hereof; and

                      (B) the Note.

                  3.3 Passage of Title at Closing. Upon delivery of the Assignment, title to the Assets shall pass to Buyer. At the Closing, Seller and Parent will put Buyer in full,


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complete and quiet possession and enjoyment (subject to the Assumed Liabilities)
of all of the Assets and from and after the Closing the ownership and operation of the Assets shall be for the account and risk of Buyer.

                  3.4 Prorations. All rents and utility charges (other than deposits) payable with respect to the Locations will be prorated as of 11:59 P.M. on the Closing Date on the basis of a 365-day year. All utility and rent deposits and reservation fees paid by or on behalf of Seller in connection with the Locations will be assigned and transferred to Buyer. If any of the prorations cannot be calculated accurately on the Closing Date, then the same will be calculated within thirty (30) days after the Closing Date and either party owing the other party a sum of money based on such subsequent prorations will promptly pay the sum to the other party by immediately available funds or wire transfer, or, in the case of Buyer, Buyer shall be entitled to offset, appropriate and apply any amounts payable or to be payable under the Note against any such amount, pursuant to Section 2.5 of this Agreement. The terms of this Section will survive the Closing.

         4. Assignment of Leases. Seller is leasing the 49 Locations pursuant to the Real Estate Leases. Seller agrees to assign its interests in and to all of the Real Estate Leases to Buyer. Notwithstanding any other provision of this Agreement to the contrary, and as a condition of closing, Seller shall obtain the consent of each landlord to the assignments of the Real Estate Leases to Buyer, from each such landlord in form and substance reasonably satisfactory to Buyer. In the event that all of such consents are not obtained prior to closing, Buyer shall have the option of (A) terminating this Agreement, in which event both parties shall be released from any further liabilities and obligations hereunder; or (B) waiving such condition and closing in accordance with the terms hereof. Rents for the month of closing shall be pro-rated under each of the Leases in accordance with Section 3.4. Buyer shall assume all of Seller's obligations arising under the Leases for the period following the Closing Date.

         5. Representations and Warranties by Seller and Parent. Seller and Parent jointly and severally represent and warrant to Buyer as follows:

                  5.1 Corporate Organization. Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to carry on its business as now being conducted and to own and operate the assets now owned and being operated by it.

                  5.2 Corporate Authority. Each of Seller and Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the documents and instruments to be executed by Seller and Parent hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Seller and Parent and Seller's shareholders, and no other corporate proceeding on the part of Seller or Parent is necessary to authorize the execution and delivery of this Agreement or the other documents contemplated hereby or the performance of any of the transactions contemplated hereby. This Agreement constitutes, and each document or instrument to be executed by Seller or Parent pursuant to the terms hereof upon its


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execution and delivery will have been duly executed and delivered and will constitute, the legal, valid and binding obligations of Seller and Parent enforceable against Seller and Parent in accordance with its terms.

                  5.3 No Violations. Neither the execution nor delivery of this Agreement and other instruments and documents to be delivered by the Seller or Parent in connection with this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in or constitute any of the following: (A) a violation of, or conflict with, or breach of any provision the Articles of Incorporation or Bylaws of Seller or of Parent or result in the actual or possible termination of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, contract, permit, license, agreement, lease or other instrument or obligation to which Seller or Parent is a party or by which Seller, Parent or the Assets are bound; (B) a violation of any writ, injunction, decree or order of any court or governmental instrumentality, or of any law, statute, rule, ordinance or statute, applicable to Seller, Parent or the Assets or a violation of any agreement to which Seller, Parent or the Assets is subject or by which Seller, Parent or the Assets are bound; or (C) the creation or imposition of any lien, encumbrance, charge, equity or restriction of any nature whatsoever upon the Assets.

                  5.4 Title to Assets; Assets Sold. Seller and Parent have good and marketable title to the Assets. The Assets are not subject to any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except for the consents of the lessors under the Real Property Leases and the Equipment Leases. Upon the sale, transfer and assignment of the Assets, Buyer shall be vested with good and valid title to the Assets, free and clear of any lien, security interest, encumbrance or restriction except as set forth in this Agreement or in the exhibits to this Agreement.

                  5.5 Compliance with Laws. Seller and Parent have complied with and are in compliance with all federal, state and local laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to their operations and business and the ownership and use of the Assets (including, without limitation, environmental laws and regulations), and there does not exist any basis for any claim or default under or violation of any such statute, law, or ordinance that would materially or adversely affect the ability of Seller and Parent to satisfy their obligations arising under this Agreement. No event has occurred or circumstances exist that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller or Parent of, or a failure on the part of Seller or Parent to comply with, any legal requirement, or (B) may give rise to any obligation on the part of Seller or Parent to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither Seller nor Parent has received any notice or other communication (whether oral or written) from any governmental body or any other person regarding (X) any actual, alleged, possible, or potential violation of, or failure to comply with, any legal requirement, or (Y) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither Seller, Parent nor any of their officers, directors, shareholders or employees, on behalf of, or for the benefit of, Seller or Parent, directly or indirectly, have done any of the following:


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                      (i) offered, paid or received any remuneration to or from, or made any arrangement with, any of the past or present customers or potential customers in order to obtain business, other than standard pricing or discount arrangements or other arrangements consistent with proper business practices and applicable law;

                      (ii) given or received, or agreed to give or receive, or is aware that there has been made, or that there is an agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past or present customer, supplier, source of financing, landlord, subtenant, licensee or anyone else at any time, other than gifts and gratuitous payments that are consistent with proper business practices and applicable law;

                      (iii) made, or has agreed to make, or is aware that there is any agreement to make, any political contribution or any contributions, payments or gifts of their respective funds or property to or for the private use of any governmental official, employee or agent, where either the payment or the purpose of such contribution, payment or gift relates to Seller's and Parent's business and is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); or

                      (iv) made, or has agreed to make, or is aware that there have been made or that there is any agreement to make, any payments to any persons with the intention or understanding that any part of such payment was to be used, directly or indirectly, for the benefit of any past or present customer, employee, supplier or landlord of Seller or Parent for any purpose other than that reflected in the documents supporting the payments.

                  5.6 No Untrue Statements. No statement by Seller or Parent contained in this Agreement and no written statement contained in any other document, instrument or certificate required to be furnished by Seller or Parent to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best of Seller's and Parent's knowledge and belief after due inquiry, there is no fact that affects, or in the future might reasonably be expected to affect, adversely the condition (financial or otherwise), operations, business, properties or assets of Seller or the Agency in any material respect that it is not set forth in this Agreement.

                  5.7 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Parent directly with Buyer and without the intervention of any other person, firm, corporation or other entity acting on behalf of, or representing Seller or Parent as a broker, finder, investment banker, financial advisor or in any similar capacity which would give rise to any claim against any of the parties for any finder's fee, brokerage commission or like payment.

                  5.8 Undisclosed Liabilities. Neither Seller, Parent nor the Agency has any debts, contracts, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due to become due, with respect to the


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Assets or the business of the Agency, except for liabilities or obligations reflected or reserved against in the Financial Statements (as defined in Section 5.10) and current liabilities incurred in the ordinary course of business since the respective dates thereof.

                  5.9 Proceedings. There is no pending Proceeding (as below defined): (A) that has been commenced by or against Seller or Parent that relates to or may adversely affect Seller, the Agency or any of the Assets; or
(B) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement. To the knowledge of Seller and Parent, (X) no Proceeding has been threatened against Seller, Parent or the Agency; and (Y) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding. For purposes of this Agreement, the term "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any court, governmental body or arbitrator. There is no award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or any arbitrator having jurisdiction over Seller, Parent or the Assets which relates to or to which Seller, the Agency or the Assets are subject.

                  5.10 Financial Statements. Seller has previously furnished to Buyer the following financial statements of Seller and the Agency (the "Financial Statements"): unaudited statements of Profit and Loss by Class for each of the Locations for the period January 1, 1999 through December 15, 1999. The Financial Statements fairly present the results of operations and cash flow of Seller and the Agency as at the respective dates and for the periods referred to in the Financial Statements, all in accordance with generally accepted accounting principles applied on a consistent basis.

                  5.11 Books and Records. The books of account, minute books, stock record books, sales records, payment records, invoices, customer complaint and recall records, purchasing records, and any and all other records of Seller and the Agency, all of which have been made available to Buyer, are true, complete and correct and have been maintained in accordance with sound business practices and on a consistent basis. The minute books of Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and the Board of Directors of Seller.

                  5.12 Accounts Receivable. All accounts receivables of Seller and the Agency that are reflected on the accounting records of Seller and the Agency as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the accounts receivables are or will be as of the Closing Date current and collectible. Each of the accounts receivables either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.

                  5.13 Taxes.

                       (A) Each of Seller, Parent and the Agency has filed or caused to be filed (on a timely basis) all federal, state, local and foreign tax returns (or extensions thereof) that are or were required to be filed by it through the Closing Date pursuant to applicable legal requirements (collectively, the "Tax Returns"). The Tax Returns are true, accurate and complete in all respects and properly reflect the liabilities, if any, of Seller and the Agency for Taxes (as hereinafter defined) for the period, property or event covered thereby. All Taxes payable by Seller and the Agency through the Closing Date have been properly and timely paid. Except as otherwise reserved against or reflected in the Financial Statements, all Taxes that Seller and the Agency is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person. Neither the Seller nor the Agency has incurred any liability with respect to any Taxes except in the ordinary course of business. There is no dispute as to Taxes payable by Seller or the Agency that could have or result in any adverse effect on the Assets, the Agency, the Seller or, after the Closing Date, the Buyer. There are no liens for Taxes (other than for current taxes not yet due and payable) on the Assets. There exists no tax sharing, indemnity or allocation agreement or any similar agreements related to tax liability binding on Seller or the Agency that would obligate Buyer to pay any Taxes to any third party for any period.

                       (B) None of the purchased Assets is property which would be treated as owned by another person pursuant to the safe harbor leasing provisions of former Section 168(f)(8) of the Internal Revenue Code of 1986, as amended (the "Code").

                       (C) None of the purchased Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103 of the Code.

                       (D) None of the purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

                       (E) Each of Seller and Parent is a United States person within the meaning of Section 7701(a)(30) of the Code.

                       (F) The transaction contemplated under this agreement is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  For purposes of this Agreement, "Taxes" shall mean all federal, state, local or foreign taxes, assessments, interest, penalties and deficiencies of Seller (including without limitation all income, gross receipts, license, stamp, occupation, environmental, capital stock, transfer, value-added, alternative or add-on minimum, estimated transaction reporting, unemployment compensation, social security, employee withholding and other employment taxes, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States, of any state or municipal or political subdivision or any foreign country or political subdivision thereof), and the term "Tax" means any one of the foregoing Taxes imposed by any governmental body on Seller or any of the Assets.

                  5.14 Material Adverse Changes. Since December 15, 1999, there has not been any material adverse change in the business, operations, properties, assets, or condition of Seller or the Agency, and to Seller's and Parent's knowledge there has not been any material adverse change in Seller's or the Agency's prospects and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, no representation or warranty is made as to political or legislative efforts to change laws or regulations which could have a material adverse affect on the business of Seller or the Agency.

                  5.15 Absence of Certain Changes and Events. Since December 15, 1999, Seller and Parent have conducted the Agency's business only in the ordinary course of business and there has not been any:

                       (A) damage to or destruction or loss of any asset or property of Seller or the Agency, whether or not covered by insurance, materially and adversely affecting the properties, Assets, business, financial condition, or prospects of Seller or the Agency, taken as a whole;

                       (B) entry into, amendment of, termination of, or receipt of notice of termination of (i) any material license, joint venture, or other agreement, or (ii) any contracts or transactions involving premiums of at least $15,000 in the aggregate;

                       (C) release, compromise, waiver or cancellation of any debts to or claims by Seller or the Agency relating to Seller, the Agency or the Assets, except in each case in the ordinary course of business, or waiver of any rights of substantial value;

                       (D) other event or condition of any character that has or might reasonably have a material adverse effect on the Seller, the Agency or the Assets (excluding events or conditions, if any, of a general economic, market or similar nature);

                       (E) failure by Seller or the Agency to satisfy any of its debts, obligations or liabilities as the same become due and owing;

                       (F) material change in the accounting methods by Seller or Parent relating to the Agency, the Assets or the revaluation by Seller or Parent of any of the Assets;

                       (G) incurrence of any obligation or liability (absolute or contingent), except for current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

                       (H) discharge or satisfaction of any encumbrance or payment of any obligation or liability, absolute or contingent, by Seller or Parent relating to the Agency or the Assets, or waiver of any rights of substantial value; or

                       (I) agreement or commitment, whether oral or written, by Seller to do any of the foregoing.

                  5.16 Contracts. Schedule 5.16 contains a true, correct and complete list, and Seller has delivered to Buyer true, correct and complete copies, of:

                       (A) the Real Estate Leases;

                       (B) the Equipment Leases;

                       (C) the Employee Restrictive Covenants and Seller Restrictive Covenants;

                       (D) Intentionally Omitted.

                       (E) each contract that involves expenditures or receipts of Seller or of the Agency in excess of Ten Thousand and No/100 Dollars ($10,000.00);

                       (F) each contract affecting the ownership of the Assets and the Assumed Liabilities;

                       (G) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the intellectual property of Seller or of the Agency;

                       (H) each joint venture, partnership, and other contracts (however named) involving a sharing of profits, losses, costs, or liabilities by Seller or the Agency with any other person;

                       (I) each contract providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for services;

                       (J) each power of attorney relating to Seller or the Agency that is currently effective and outstanding;

                       (K) each contract for capital expenditures relating to the Agency; and

                       (L) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

All of the agreements referred to in this Section 5.16 all hereinafter collectively referred to as the "Contracts."

                  5.17 Validity and Compliance of Contracts. Each Contract is in full force and effect and is valid and enforceable in accordance with its terms with respect to Seller,

Parent and the Agency, and to Seller's and Parent's knowledge, each Contract is in full force and effect and is valid and enforceable in accordance with its terms with respect to other parties thereto. Seller, Parent and the Agency are in compliance with all applicable terms and requirements of each Contract. To Seller's and Parent's knowledge, each other person that has or had any obligation or liability under any Contract under which Seller or the Agency has or had any rights is in compliance with all applicable terms and requirements of such Contract. Except as set forth on Schedule 5.17 attached hereto, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of any Contract. Neither Seller, Parent nor the Agency has given to or received from any other person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                  There are no current renegotiations of, or outstanding rights to renegotiate any material amounts paid or payable to Seller, Parent or the Agency under current or completed Contracts with any person and no such person has made written demand for such renegotiation.

                  Neither Seller, Parent nor the Agency has received notice (whether written or oral) that any party to any Contract intends to cancel, suspend or terminate any of the Contracts or to exercise any options under any of the Contracts.

                  5.18 Employee Matters.

                       (A) Schedule 5.18 (A) contains a true, correct and complete list of the following information for each employee of Seller or of the Agency, including each employee on leave of absence or layoff status: employee name, job title, current compensation paid or payable and any change in compensation since December 31, 1998, vacation accrued and service credited for purposes of vesting and eligibility to participate under Seller's employment benefit plans (if any).

                       (B) To Seller's and Parent's knowledge, no employee of Seller or of the Agency is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or propriety rights agreement, between such employee and any other person that in any way adversely affects or will affect the performance of his or her duties as an employee of Seller or the Agency, or if applicable, Buyer.

                       (C) Schedule 5.18 (C) contains a complete and accurate list of the following information for each retired employee of Seller or of the Agency, or their dependants receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                       (D) Buyer shall not assume or incur any liabilities for any employee benefits to any employee of Seller or the Agency, whether or not such employee shall be employed by Buyer.

                  5.19 Year 2000 Compliance. To Seller's and/or Parent's knowledge:

                       (A) All Systems are Year 2000 Compliant; are designed to be used prior to, during, and after the calendar Year 2000; will operate consistently, predictably and accurately, without interruption or manual intervention, and in accordance with all requirements of this Agreement, in relation to dates they encounter or process;

                       (B) All date recognition and processing by the Systems will include the Four Digit Year Format and will correctly recognize and process the date of February 29, and any related data, during leap years; and that all date sorting by the Systems that includes a "year category" shall be done based on the Four Digit Year Format;

                       (C) To the extent that the Systems will accept data from other systems and sources that are not Year 2000 Compliant, the Systems will properly recognize, calculate, sort, store, output and otherwise process such data in a manner that eliminates any and all century ambiguity so that the Systems remain Year 2000 Compliant;

                       (D) The Systems of all suppliers, vendors, agents, services or other third parties whose activities and/or services affect the operations of the Business are Year 2000 Compliant.

                  For purposes of this Agreement, the terms (i) "Systems" means all equipment, hardware, computerized devices and software used by Seller and/or the Agency in connection with its business, including but not limited to, all purchased applications, software development packages, custom-developed software, files, databases, operating systems, database management systems, firmware and imbedded microchips,(ii) "Year 2000 Compliant" shall mean that dates outside of the range of 1900-1998, including the years 1999, 2000 and thereafter, encountered and/or processed by the Systems will be correctly recognized, calculated, sorted, stored, displayed and/or otherwise processed in any level of computer hardware or software, including, but not limited to, firmware, application programs, system software, utilities, files and databases, and (iii) "Four Digit Year Format" means a format that allows entry or processing of a four digit year date where the first two digits will designate the century and the second two digits will designate the year within the century.

                  5.20 Intellectual Property. Other than the Proprietary Names (as defined in Section 1.1(B)), and except as set forth on Schedule 5.20, neither Seller, the Parent nor the Agency has any rights with respect to the business of the Seller or the Agency in any (A) patents, patent applications or discoveries that may be patentable; (B) copyrights in published or unpublished work; (C) rights in mask works; (D) trademarks, trade names, service marks, logos or proprietary designs; (E) any formulas, trade secrets, or customer lists, hardware and software, technical information, data, process technology, plans, drawings, blue prints and other intangible property or rights; or (F) any other intellectual property rights. To the knowledge of Seller and Parent, there is not now and there has not been any infringement, unlicensed use or misappropriation by Seller, Parent or the Agency of any intellectual property owned by a third party. All of the intellectual property of the

Seller and the Agency is in full force and effect and is not subject to any encumbrances whatsoever.

                  5.21 Conditions Affecting the Agency. Neither Seller nor Parent has any reason to believe that any material loss or resignation of any employees, agents, independent contractors or suppliers of the Agency will result because of the consummation of the transactions contemplated by this Agreement. Neither Seller nor Parent has received notice (written or oral) of the potential loss of any of the Agency's customers as a result of the pendency of the transactions nor do they have any reason to believe such a loss will occur.

                  5.22 Real Estate.

                       (A) Neither Seller nor the Agency owns any real estate.

                       (B) Schedule 5.22 is a true and complete list of the Real Property Leases. The properties leased pursuant to the Real Estate Leases constitute all real property (including employee and customer parking) used by the Agency's business in the twelve (12) months prior to the Closing Date. A true and complete copy of each Real Estate Lease has been delivered to Buyer prior to the date hereof. Schedule 5.22 also sets forth a description of the nature and amount of all liens on the Seller's or the Agency's interest in the Real Estate Leases. The Real Estate Leases are in full force and effect, neither Seller nor the Agency is in default or breach under any Real Estate Lease and no event has occurred with the passage of time or the giving of notice or both would cause a breach of or default under any Real Estate Lease by Seller or the Agency that has not been waived. To Seller's and Parent's knowledge, there is no breach or default of any Real Estate Lease by any other party to such lease that has not been heretofore satisfied or waived.

                       (C) Seller and the Agency have valid leasehold interests in the Real Estate Leases, free and clear of any liens, covenants and easements of any nature whatsoever, except for (i) liens set forth on Schedule 5.22; (ii) liens for real estate taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use, of such properties.

                       (D) Each of the premises covered by the Real Estate
Leases: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current normal transportation requirements of the Agency's business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal sales' levels and business activities as conducted at such parcel.

                       (E) Neither Seller, Parent nor the Agency has received notice of (i) any condemnation proceeding with respect to any portion of the premises covered by the Real Estate Leases or any access thereto, and, to Seller's and Parent's knowledge, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which is reasonably expected to affect any of the premises covered by the Real Estate Leases, and, to Seller's and Parent's knowledge, no such special assessment is contemplated by any governmental authority.

                  5.23 Consents. Except for lessor consents under the Real Estate Leases and the Equipment Leases, neither Seller, Parent nor the Agency is, nor will they be, required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or consummation or performance of the transaction contemplated hereby.

                  5.24 Equipment Leases. The Equipment Leases are in full force and effect. Upon delivery to Buyer of the assignments thereof, Buyer will acquire all of Seller's and the Agency's rights under the Equipment Leases, free and clear of all liens, encumbrances, security interests and claims of others.

                  5.25 Survival. All representations, warranties and indemnifications contained within this Agreement expressly survive the closing of the transactions contemplated by this Agreement.

                  5.26 Solvency. Neither Seller nor Parent is insolvent and will not become insolvent as a result of the consummation of this transaction. Neither Seller nor Parent has filed, and is not considering filing (and no creditors of Seller or Parent have initiated), any proceedings under the Federal Bankruptcy Code, and has not made any assignment for the benefit of creditors, and has not taken any other action which may result in a bankruptcy filing or any debtor protection proceedings.

                  5.27 Licenses and Permits. Schedule 5.27 contains a complete and accurate list of each approval, consent, license, permit, waiver, or other authorization issued or granted by or under the authority of any governmental body pursuant to any legal requirement applicable to Seller (the "Licenses"). The Licenses have been validly issued and are validly existing under the laws of the State of Florida and remain in full force and effect. Seller is in material compliance with all terms and requirements each of the Licenses. The Licenses collectively constitute all of the approvals, consents, licenses, permits, waivers or other authorizations necessary to permit Seller to lawfully operate its business and to own and use the Assets in the manner in which it currently owns and uses the Assets. To Seller's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of any term or requirement of any of the Licenses, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, the Licenses. Seller has not received any notice or other communication (whether oral or written) from any governmental body or other person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of the Licenses, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any of the Licenses.

         6. Representations and Warranties by Buyer. Buyer represents and warrants to Seller and Parent as follows:

                  6.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to carry on the business now being conducted by Seller and to acquire and own and operate the Assets.

                  6.2 Authorization of Agreement; No Violation. Buyer has the corporate power to enter into this Agreement and to carry out its obligations hereunder. Buyer's Board of Directors has duly authorized the execution and delivery of this Agreement and the purchase and the consummation of the other transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of any of the transactions contemplated hereby (A) will violate or conflict with any provision of the Articles of Incorporation of By-Laws of Buyer or (B) will result in any breach of or default under any provision of any contract or agreement of any kind to which Buyer is a party or by which Buyer is bound or to which its properties or assets are subject.

                  6.3 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person, firm, corporation or other entity acting on behalf of, or representing Buyer as a broker, finder, investment banker, financial advisor or in any similar capacity which would give rise to any valid claim against any of the parties for a finder's fee, brokerage commission or like payment.

         7. Covenants of Seller and Parent. Seller and Parent jointly and severally covenant and agree with Buyer as follows:

                  7.1 Access, Information and Documents. From the date of this Agreement until the Closing Date, Seller will give to Buyer and to its agents and representatives (including, but not limited to, accountants and lawyers) full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of Seller, Parent and the Agency that apply to this purchase to enable Buyer to make such examination of the business, properties, assets, books, records and other documents of Seller and the Agency as Buyer may determine, and Seller will furnish to Buyer such information and copies of such documents and records as Buyer shall request.

                  7.2 Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by Buyer in writing:

                      (A) Seller and Parent will maintain themselves at all times as corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation;

                      (B) Seller and the Agency will carry on its business and operations in a good and diligent manner on an arm's-length basis and substantially in the manner carried on as of the date hereof and Seller and the Agency will not engage in any activity or transaction or make any commitment to purchase or spend, other than in the ordinary course of its business as heretofore conducted;

                      (C) Seller and the Agency will continue to carry insurance insuring its property and operations in amounts deemed adequate by its Board of Directors against all risks usually insured against by persons operating similar properties or conducting similar operations in the locality where such property is located under valid and enforceable policies issued by insurers of recognized responsibility;

                      (D) Seller and Parent will use their best efforts to preserve the Agency's business organization intact, to keep available to Buyer the services of the Agency's employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it. Seller and Parent further agree to encourage the Agency's employees to become employees of Buyer following closing hereunder, but makes no representation that any of the Agency's employees will become employees of Buyer, nor is there any obligation on the part of Buyer to hire such employees;

                      (E) Neither Seller nor Parent will, and will not obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of its properties or the Assets;

                      (F) Seller and Parent shall use their best efforts to preserve and keep in full force and effect all franchises, rights and privileges necessary for the conduct of Seller's and the Agency's business, including without limitation, all confidential information, trade secrets, licenses and permits, and use their best efforts to comply with all applicable laws and all rules, regulations and orders of all regulatory agencies and authorities having jurisdiction over Seller, the Agency or the Assets.

                      (G) No suit has been pending or shall be filed before any court in connection with any claim against Seller, the Agency or the Assets and Seller and Parent jointly and severally hereby hold Buyer harmless in the event Buyer suffers any loss or damage relative thereto. In the event any suit shall be filed prior to Closing, Seller and Parent jointly and severally shall eliminate such suit or otherwise provide adequate protection to Buyer and the Assets against any loss or potential loss related thereto, and Seller and Parent jointly and severally will indemnify Buyer against any such loss incurred.

                      (H) Seller and Parent shall use their best efforts to obtain all consents to the transfers of the Real Estate Leases, the Equipment Leases and the Appointment Contracts. Except as otherwise permitted by Section 4 of this Agreement, if Seller and Parent fail to obtain the consent of any such lessor or servicer prior to the Closing Date, the transactions contemplated by this Agreement shall nevertheless be consummated on the Closing Date without adjustment to the Purchase Price, and if Buyer continues to have access to and use of the premises or services covered by any such lease or agreement for which the lessor's or servicer's consent has not been obtained, then Buyer agrees to make all payments under such leases and agreements from and after the date hereof, and hereby agrees to indemnify Seller and Parent and hold them harmless against any and all losses, liabilities, damages, costs, claims and/or expenses (including, but not limited to, attorneys' fees and expenses, even if incident to any appeals) occurring and arising with respect to such leases and agreements after the Closing Date, but only with respect to obligations which accrue after the Closing Date.

                      (I) Seller and Parent shall cause each of their employees in possession of the EFINs to convey and transfer the EFINs to Buyer's designees and shall use their best efforts and cooperate with Buyer and take such actions as are necessary or expedient to cause all telephone (including cellular) and telecopier numbers utilized by the Agency to be transferred to Buyer on or promptly after the Closing Date.

                      (J) Seller and Parent shall terminate, effective immediately prior to the Closing Date, the employment of all employees including leased employees employed by the Agency. On or prior to the Closing Date, Seller and Parent shall pay and discharge all liabilities or obligations for compensation, severance and other benefits, including but not limited to accrued vacation time and sick leave time, to all such employees arising out of or relating to their employment, or termination of employment. Seller and Parent shall make all required deposits for all withholding, social security and unemployment insurance taxes relating to the employment by the Agency of such employees for the period during which such employees were employees of the Agency and shall file timely quarterly and annual reports with respect to such taxes in accordance with applicable law, whether such reports are due prior to or after the Closing Date. Seller and Parent are and will be responsible for complying with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), with respect to continuation of health care coverage for all of the Agency's current or former employees and their qualified beneficiaries. Buyer shall not assume or have any obligation or liability to any current or former employees or leased employees of the Agency or to any dependent, survivor or beneficiary thereof arising out of or relating to the employment of any person by the Agency, the termination of employment or the consummation of the transactions contemplated by this Agreement, including without limitation, any liabilities or obligations for compensation, severance pay or benefits under any agreement, collective bargaining agreements, retirement plan or any other employee plans or under any applicable laws or regulations.

         8.       Conditions Precedent.

                  8.1 Conditions Precedent to Buyer's Obligation. Seller, Parent and Buyer hereby acknowledge that, as of the date of execution of this Agreement, Buyer has not yet had an opportunity to fully review and examine certain matters pertaining to the operation of Seller's and the Agency's business including, but not necessarily limited to, the financial books and records of the Seller that apply to this purchase, and the status of the Contracts. Therefore, Buyer and its agents shall have the right, from the date of full execution hereof until the Closing Date, to perform an inspection of the aforementioned matters, as well as any other matters deemed appropriate by Buyer (and Buyer's accountants, attorneys and advisors) in connection with its evaluation of Seller's and the Agency's business and the Assets. Access to all records of Seller and the Agency shall be provided to Buyer by Seller as needed. In the event, at any time prior to Closing, Buyer is dissatisfied with the results of its findings for any reason, then and in such event Buyer shall notify Seller accordingly in writing and this Agreement shall be deemed null, void and of no further force or effect, and Seller, Parent and Buyer shall thereafter be released from liability hereunder.

         The obligation of Buyer to purchase the Assets is also subject to the fulfillment prior to or at the Closing of the following conditions (each of which Buyer may waive in whole or in part without prior notice).

                      (A) There shall not be any error, misstatement or omission in the representations and warranties made by Seller and Parent in this Agreement; all representations and warranties by Seller and Parent contained in this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of said time; and Seller and Parent shall have reasonably performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller and Parent at or before the Closing.

                      (B) Seller, Parent and Buyer shall have obtained all consents, authorizations and approvals under all, leases, contracts, statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller, Parent or Buyer, as the case may be, in connection with the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

                      (C) Buyer shall have received the legal opinion referred to in Section 3.1 from Seller's and Parent's legal counsel and all other documents required to be delivered by Seller and Parent pursuant to this Agreement must have been executed and delivered.

                      (D) The execution and delivery of this Agreement by Seller and Parent and the performance of their obligations hereunder shall have been duly authorized by all necessary corporate action.

                      (E) This Agreement shall not have been terminated pursuant to Section 4, 8 or 9 hereof.

                      (F) All disputes and claims between Parent and its affiliates, on the one hand, and Amscot Holdings, Inc. and its owners, affiliates and subsidiaries, on the other hand, shall have been compromised and settled to Buyer's satisfaction.

                  8.2 Conditions Precedent to Seller's Obligation. The obligation of Seller and Parent to sell the Assets is subject to the fulfillment prior to or at the Closing of the following conditions (each of which Seller may waive in whole or in part without prior notice).

                      (A) There shall not be any error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of said time; and Buyer shall have reasonably performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing;

                      (B) all documents required to be delivered by Buyer pursuant to this Agreement must have been executed and delivered; and

                      (C) this Agreement shall not have been terminated pursuant to Sections 4, 8 or 9 hereof.

         9.       Termination. This Agreement may be terminated as follows:

                  9.1 Termination by Buyer. Buyer may, without liability to Seller, terminate this Agreement by notice to Seller (A) at any time prior to the Closing if default shall be made by Seller or Parent in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller or Parent that cannot be cured at or prior to the Closing, (B) at the Closing if any of the conditions precedent to the performance of Buyer's obligations at the Closing shall not have been timely fulfilled or waived by Buyer, (C) in accordance with Section 4 or Section 8 hereof; or (D) if any representation or warranty made in this Agreement for the benefit of Buyer or any certificate or document furnished to Buyer is untrue in any respect as of the date of Closing.

                  9.2 Termination by Seller. Seller and Parent may, without liability to Buyer, terminate this Agreement by notice to Buyer (A) at any time prior to the Closing if default shall be made by Buyer in the performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing; (B) at the Closing if any of the conditions precedent to the performance of Seller's and Parent's obligations shall have not been timely fulfilled or waived by Seller and Parent; or (C) if any representation or warranty made in this Agreement for the benefit of Seller and Parent or any certificate or document furnished to Seller and Parent is untrue in any respect as of the date of Closing.

         10.      Indemnification.

                  10.1 Indemnification Obligation .

                       (A) Indemnification Obligation of Buyer. Buyer shall indemnify, save, defend and hold harmless Seller, Parent and their respective shareholders, officers, directors, employees, agents and representatives (collectively, "Seller's Indemnified Parties") in respect of any and all claims, demands, liabilities, obligations, losses and expenses (including attorneys' fees and expenses) suffered by any of Seller's Indemnified Parties arising out of or as in respect of (i) any falsity, inaccuracy or misrepresentation in or breach of any of the representations, warranties or covenants made in this Agreement by Buyer or in any certificate, instrument, or document delivered by or on behalf of Buyer pursuant to this Agreement, (ii) any brokerage commission, finder's fee, commissions or similar payments alleged to be payable directly related to the transactions contemplated by this Agreement because of any act, omission or other statement of Buyer or its representatives, and (iii) Buyer's use of the Assets at any time after the Closing Date.

                       (B) Indemnification Obligation of Seller and Parent. Seller and Parent shall jointly and severally indemnify, save, defend and hold harmless Buyer and Buyer's shareholders, officers, directors, employees, agents and representatives (collectively, "Buyer's Indemnified Parties") in respect of any and all claims, demands, liabilities, obligations, losses and expenses (including attorneys' fees and expenses) suffered by any of the Buyer's Indemnified Parties arising, directly or indirectly, from or in connection with the following:

                           (i) any falsity, inaccuracy or misrepresentation in
or breach of any of the representations, warranties or covenants made by Seller and/or Parent in this Agreement or in any certificate, instrument, or document delivered by or on behalf of the Seller and/or Parent pursuant to this Agreement;

                           (ii) any third-party claim arising from or relating
to the operation of Seller, Parent, the Agency or their use of the Assets at any time prior to the Closing Date;

                           (iii) any tax obligation imposed on Buyer
attributable to the business operations, assets, revenue or income of Seller and/or Parent for all periods prior to and including the Closing Date;

                           (iv) any brokerage commission, finder's fee,
commissions or similar payments alleged to be payable directly related to the transactions contemplated by this Agreement because of any act, omission or other statement of Seller, Parent and/or their representatives;

                           (v) any services provided or assets or real property
owned, leased, held, improved, or sold by Seller and/or Parent prior to the Closing Date;

                           (vi) all severance payments and other employee
benefits and obligations to employees of Seller, Parent or the Agency, whether or not terminated prior to or as of the Closing Date;

                           (vii) except to the extent the same is an Assumed
Liability, the operation of Seller's and the Agency's business prior to the Closing;

                           (viii) violations by Seller or Parent of the National
Labor Relations Act (including, but not limited to, Section 8(a)(5) and Section 301 thereof) up to Closing Date;

                           (ix) all claims made by or disputes with Amscot
Holdings, Inc. and/or any of its owners, affiliates or subsidiaries;

                           (x) any third party claim arising from or relating to
the premises covered by the Real Estate Leases, including, without limitation, the following:

                                (a)   any actual or alleged migration onto,
                                      under, or from the Locations, before or
                                      after the Closing Date, of any Hazardous
                                      Materials existing or allegedly existing at, on, under, or around the Locations on or prior to the Closing Date;

                                (b)   any actual or alleged violation of any
                                      Environmental Law on or prior to the
                                      Closing Date with respect to the Locations or Seller's or the Agency's business conducted on real property owned by a third party;

                                (c) any actual or alleged presence, release, or threatened release at or from any location whatsoever of Hazardous Materials generated by Seller, Parent or the Agency, which Hazardous Materials were transported or disposed of, or arranged to be transported or disposed of, on or prior to the Closing Date; or

                                (d) any matter arising under any Environmental Law and related directly or indirectly to the ownership, use, maintenance, or operation on or prior to the Closing Date of the Locations or the Agency's business.

         For purposes of this Agreement, (1) "Hazardous Materials" shall mean those substances, whether waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles which (from use, handling, processing, storage, emission, disposal, spill, release or any other activity or for any other reason) are regulated by, form the basis of liability under, or are defined as hazardous, extremely hazardous or toxic under, any Environmental Laws, including, without limitation, petroleum or any byproducts or fractions thereof, any form of natural gas, asbestos, polychlorinated biphenyls, radon or other radioactive substances, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, alcohols, chemical solvents, pollutants or contaminants, or any other material or substance which constitutes a health, safety or environmental hazard to any person, property or natural resource and regulated by any Environmental Laws; and (2) "Environmental Laws" means all past, present and future applicable laws (including, without limitation, common law), rules or regulations relating to pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, spills or other releases or threatened releases into or impacting the environment or natural resources (including, without limitation, ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or handling of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Clean Water Act and the Clean Air Act, each as amended, the rules, regulation, permits, orders and decrees implementing the same and all analogous state and local laws, rules regulations, permits, orders and decrees.

         Any representations and warranties which are qualified by references to the "knowledge" of Seller and/or Parent in this Agreement shall be deemed not to include such qualification for purposes of this Section 10.1. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations.

                  10.2 Indemnification Notice .

                       (A) The indemnified party shall notify the indemnifying party, in writing, of any facts or circumstances which may give rise to a right of indemnification under Section 10.1 of this Agreement ("Notice of Claim"). The Notice of Claim shall specify the nature and details of such facts and circumstances (including any amount claimed, if known) which may give rise to such right of indemnification. The failure of the indemnified party to promptly provide a Notice of Claim shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.

                       (B) If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a third party (a "Third Party Claim"), the indemnifying party shall have the right to employ counsel reasonably acceptable to the indemnified party, to defend any such claim or demand and the indemnified party, at its sole cost and expense, shall have the right to participate in the defense of any such Third Party Claim. The indemnifying party shall notify the indemnified party, in writing, within fifteen (15) days after the date of the Notice of Claim, of its decision to defend in good faith any Third Party Claim. So long as the indemnifying party is defending in good faith any such Third Party Claim, the indemnified party shall not settle or compromise such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnifying party does not so elect to defend any such Third Party Claim, the indemnified party shall have the right, but not the obligation, to undertake the defense thereof, but shall not compromise or settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                       (C) If the indemnifying party has undertaken defense of a Third Party Claim and if there is a reasonable probability that the Third Party Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, then the indemnified party, at the reasonable expense of the indemnifying party, shall have the right to joint control of the defense, compromise or settlement of such Third Party Claim; provided, however, that if the Third Party Claim may be settled in full without any acknowledgment of liability solely by the payment of money and the indemnifying party is willing to pay the money to settle the claim but the indemnified party is not, then the indemnifying party may elect to pay that amount of money to the indemnified party and thereafter have no further obligation or liability with respect to such Third Party Claim or any fees or expenses related thereto and the indemnified party shall indemnify the indemnifying party with respect to same. Notwithstanding the foregoing, the indemnifying party shall not be liable for any compromise or settlement of any action, suit or other proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed.

                  (D) The indemnified party shall make available to the indemnifying party or its representatives all records and other materials reasonably required by them for their use in contesting any Third Party Claim or any other indemnification claim and shall cooperate with the indemnifying party in connection therewith.

                  (E) Neither the indemnified party nor the indemnifying party shall, without the written consent of the other (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party and the indemnifying party and their respective affiliates a release from all liability in respect of such Third Party Claim.

         11.      Post-Closing Matters and Other Obligations of the Parties.

                  11.1 Continuity of Business. Seller and Parent agree that they will not impede and, to the extent of their ability to do so, and at the Buyer's expense, that they will assist Buyer in maintaining continuity of Seller's and the Agency's contracts with the various insurance companies that Seller and/or the Agency have represented during the course of their conduct of the Agency's business and in transferring any necessary license or permits.

                  11.2 Return Commissions. Buyer, Seller and Parent agree that Buyer will assume (as part of the Purchase Price) up to Five Hundred Thousand and No/100 Dollars ($500,000.00) in Net Return Commissions (as defined in
Section 2.1 hereof) and shall refund the insurance companies and premium finance companies for all return commissions to be refunded on such premium reductions. Seller and Parent shall retain and be liable for all premium reductions and return commissions in excess of such amount. Buyer will be entitled to all premium increases (including commissions to be received), from endorsements, credits and charges from audit premiums and additional coverage by the Agency's policyholders as of the Closing which shall occur after the Closing Date, and Seller and Parent agree that they will return to the insured under any such policy the unearned premium which may be due to the insured as a result of such endorsement, audit or cancellation; provided, however, that if premium increases do arise and if additional premiums or commissions are remitted to Seller or Parent by the policyholders or insurance company, Seller and Parent shall forward such additional premiums or commissions to Buyer within ten (10) days of receipt thereof. There shall be no adjustment in the Purchase Price based on such endorsements, credits and/or changes from audit premiums and/or voluntary cancellations or additional premiums or commissions.

                  11.3 Real Estate Leases. In the event Seller and Parent are not released of their obligations under the Real Estate Leases on or prior to the Closing Date, then Buyer agrees to comply with all terms and provisions of each Real Estate Lease (provided that Buyer has use of the premises leased pursuant to such Real Estate Lease) accruing after the Closing Date and agrees to promptly send (within the time frame for curing the default if such notice relates to an event of default by the Buyer under the Real Estate Leases) to Seller all notices and demands received by Buyer pursuant to the Real Estate Leases. Seller shall have the right (but not the obligation) to cure any default(s) by Buyer under the Real Estate Leases and Seller shall be reimbursed for all amounts paid, and all expenses incurred, by Seller in curing all such default(s) within ten (10) days of demand by Seller.

                  11.4 Personal Automobile Insurance. In the event Seller obtains a license to write personal automobile insurance in the State of Florida, then Buyer shall, for a period of five (5) years after the Closing Date, use its best efforts to make available approximately thirty-three percent (33%) of the total personal automobile premiums produced by Buyer's agencies at the Locations whose assets have been acquired hereunder to be written by Seller, subject to Seller's company having a competitive rate level. For the purposes of this section, competitive means that based upon a re-quotation of a single day's policies produced by Buyer's agencies within the prior week, at the Locations whose assets have been acquired hereunder, the Unistar product being provided is in the top ten of companies listed in Quick Quote for at least sixty percent (60%) of said policies.

                  Seller may assign its rights under this Section 11.4 to a party of its choice, subject to the following conditions: (A) underwriting, premium and policy administration for said business is handled by PC Group; and
(B) claims administration for said business is handled by Allegiance Claims Services.

                  11.5 Accounts Payable. Seller shall pay all of Seller's and the Agency's accounts payable and all other of its liabilities promptly but in any event within twenty (20) days after the Closing Date.

                  11.6 Use of Name. Seller and Parent understand that Buyer will from and after the Closing use the trade name and trademark "Unistar of Florida" and "Unistar". Seller and Parent hereby agree and covenant to: (A) dissolve Seller immediately after the Closing Date, or cause it to change its name to a name that does not include the words "Unistar of Florida" or any derivative thereof and (B) immediately upon Seller's dissolution and at all times thereafter not to otherwise use, and to use their best efforts to prevent each of its affiliates from otherwise using, directly or indirectly, the trade name and trademark "Unistar" or any derivation thereof anywhere in the State of Florida. Prior thereto, Seller may use such name and trademark as long as it is not doing business under such name. For purposes of this Section, doing business will not include normal activities associated with dissolving and liquidating itself.

                  11.7 Assumed Liabilities. From and after the Closing Date, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any of the Assumed Liabilities, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller and Parent shall notify Buyer immediately of any claim made with respect to any such obligation or liability, if any notice of such claim is received by Seller or Parent, and Seller and Parent shall not, except with the prior written consent of Buyer, make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such obligation or liability. Seller and Parent shall, at Buyer's expense, cooperate with Buyer in any reasonable manner requested by Buyer in connection with any negotiations or proceedings involving any of the Assumed Liabilities.

                  11.8 Endorsement of Checks. From and after the Closing Date, Buyer shall have the right and authority to endorse the name of Seller and Parent, without recourse to Seller and Parent, on any check or any other evidenced of indebtedness received by Buyer on account of any of the Assets, subject to the other provisions of this Agreement.

                  11.9 Waiver of Covenants. Buyer or an affiliate of Buyer may, in its sole discretion, offer employment to certain of Seller's, Parent's or the Agency's employees ("Continuing Employees") which employment shall be effective as of the date following the Closing Date. Seller and Parent hereby waive any rights to prevent any Continuing Employees from competing with Seller and/or Parent or any of their affiliates, or from otherwise engaging in employment with Buyer or any of Buyer's affiliates.

                  11.10 Assignment Consents.

                        (A) To the extent that the assignment to Buyer as provided herein of any contact, agreement, lease, license or commitment is not permitted without consent of the other party to such contract, agreement, lease, license or commitment, this Agreement shall constitute an agreement to assign the same subject only to such consent. Seller and Parent will use their best efforts to obtain the consent to such assignment by the other party or parties to such contract, agreement, lease, license or commitment after the date hereof if necessary. If any such required consent is not obtained on or before the Closing Date, this Agreement shall not constitute an agreement to assign the contract, agreement, lease, license or commitment, and Seller, Parent and Buyer shall cooperate from and after the Closing Date in a reasonable arrangement designed to provide to Buyer the same or similar benefits under any such contract, agreement, lease, license or commitment as would have been obtained by Buyer if it had been assigned to Buyer effective on the Closing Date and Buyer agrees to bear the obligations of Seller or Parent contained in such contract, agreement, lease, license or commitment arising from and after the Closing Date.

                        (B) Without limiting the generality of the foregoing
Section 11.10(A), and notwithstanding anything to the contrary in this Agreement, Seller is not assigning, and Buyer is not assuming, any of the Real Estate Leases for the Locations listed on Schedule 11.10 (the "Amscot Locations") unless and until Buyer enters into an assumption agreement, in substance satisfactory to Buyer, with Seller's landlord(s) referring specifically to each such Location. Until such time, Seller shall continue to make all payments (including, without limitation, continuing to deposit all rents for the Amscot Locations with the Clerk of the Court for Dallas County District Court in the pending proceedings known as Unistar et al. v. Amscot et al.), and comply with all of its obligations on a timely basis under such Real Estate Leases. Seller is, however, transferring to Buyer all rights and interests Seller has, to the maximum extent legally transferable without obtaining any third party consents, to occupy the Amscot Locations and transact the Agency's business at such Locations. If Buyer is unable either to assume any of such Real Estate Leases due to the failure to obtain any necessary third party consent, or unable to operate the business being acquired under a reasonable alternative arrangement at any Amscot Location pursuant to a written agreement satisfactory to Buyer with Seller's landlord(s) within six (6) months of the Closing Date, then Buyer shall have the option in its sole discretion to:
(i) rescind the transaction as to such Amscot Locations, entitling Buyer to a refund of a pro rata portion of the Purchase Price (the pro rata portion to be determined based on each such Location's annualized revenues for the twelve (12) calendar months immediately preceding the Closing Date as a percentage of the annualized revenues for such period for all of the Locations); or (ii) retain the business transferred hereunder as to such Amscot Location, in which event Seller shall be responsible for all costs incurred by Buyer to relocate such business to a new location ($10,000 for each such location), plus any lost revenue incurred by Buyer for each day (or portion thereof) that Buyer is unable to transact its business at any Amscot Location until such relocation is completed and operational. With respect to any and all amounts due to Buyer under this paragraph, Buyer shall have the option in its sole discretion either to: (A) require Seller to refund the amount in question, in which event Seller shall pay such amount to Buyer within ten (10) days of Seller's receipt of written request therefor, or (B) offset such amounts against any payments due to Seller under the Note.

                  11.11 Amscot. Seller and Parent shall diligently negotiate in good faith to settle the disputes and claims referred to in Section 8.1(F) of this Agreement.

                  11.12 Appointment Contracts. Seller and Parent shall not terminate the Appointment Contracts as to the Agency and shall cooperate with Buyer so that the Agency may continue to operate under the Appointment Contracts until it is able to arrange for alternative agreements.

         12. Covenant against Competition. At Closing, Seller and Parent shall execute and deliver a Noncompetition Agreement in favor of the Buyer in the form attached hereto as Exhibit E.

         13. Confidentiality. Except as required by law, Seller, Parent and Buyer agree that the terms and conditions of this Agreement shall remain confidential until the date of Closing, except to the extent that information and terms are to be disclosed to the various professionals and agents employed and/or retained by each party in connection with Buyer's due diligence and the consummation of the purchase and sale transaction, and except as required by law.

         14.      Miscellaneous.

                  14.1 Transaction Expenses. Each party shall be responsible for its costs and expenses of its professional advisors (including, without limitation, attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by the parties in connection with the Agreement.

                  14.2 Publicity. Subject at all times to compliance with the law, any proposed press release or similar general public communication pertaining to the transactions contemplated by the Agreement shall be mutually prepared and approved by Buyer and Seller.

                  14.3 Amendments. The provisions of the Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to the Agreement.

                  14.4 Assignments . Seller and Parent shall not assign their rights or obligations under this Agreement without the prior written consent of Buyer. Buyer may assign its rights or obligations under the Agreement without the consent of Seller or Parent.

                  14.5 Further Assurances . Buyer, Seller and Parent, from time to time, shall execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be reasonably requested as being convenient or necessary to more effectively and completely carry out the intentions of the Agreement.

                  14.6 Binding Effect . All of the terms and provisions of the Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

                  14.7 Headings . The headings contained in the Agreement are for convenience of reference only, are not to be considered a part of the Agreement and shall not limit or otherwise affect in any way the meaning or interpretation of the Agreement.

                  14.8 Notices . All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telefaxed, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

To Buyer:                                   With a copy to:

Accelerated Agency Group, Inc.              Gunster, Yoakley, Valdes-Fauli &
                                            Stewart, P.A.
75 West Street                              777 South Flagler Drive
Simsbury, CT 06070                          Suite 500 East Tower
Attn: Gerry Pastor, CEO and President       West Palm Beach, Florida 33401
Telephone: (800) 843-7605                   Attn: Michael V. Mitrione, Esq.
Telefax: (860) 843-7610                     Telephone: 561-650-0553
                                            Telefax: 561-655-5677


To Seller or Parent:

Unistar Financial Service Corp.
Unistar Florida Holdings, Inc.
4635 McEwen Road
Dallas, TX 75244
Attn: James G. Leach, General Counsel
Telephone: (972) 720-7190
Telefax:   (972) 720-7140

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (A) on the date delivered if by personal delivery; (B) on the date of transmission with confirmed answer back if by electronic transmission; and (C) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

                  14.9 Severability . If any provision of the Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

                  14.10 Waivers . Except as set forth in writing signed by such party, the failure or delay of any party, at any time, to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Except as set forth in writing signed by such party, any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

                  14.11 Third Parties . Unless expressly stated in this Agreement to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                  14.12 Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

                  14.13 Governing Law . This Agreement and all transactions contemplated by the Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

                  14.14 Jurisdiction and Venue . The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Broward County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Broward County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

                  14.15 Preparation of Agreement . This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties each contributed and is equally responsible for its preparation.

                  14.16 Survival . All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  14.17 Inducement to Transaction . All representations and warranties made by Buyer, Seller or Parent in this Agreement shall be deemed made for the purpose of inducing the other party or parties, as the case may be, to enter into this Agreement.

                  14.18 Dates . Any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. E.S.T. of the next full business day.

                  14.19 Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this


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
Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

                  14.20 Equitable Remedies. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

                  14.21 Schedules Included in Exhibits; Incorporation by Reference. Any reference to an Exhibit to this Agreement contained herein shall be deemed to include any Schedules to such Exhibit. Each of the Exhibits referred to in this Agreement (including Schedules thereto), and each Schedule to this Agreement is hereby incorporated by reference in this Agreement as if such Exhibits and Schedules were set out in full in the text of this Agreement.

                  14.22 Entire Agreement . This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties, including, without limitation, that certain Letter of Intent among the parties dated December 23, 1999.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       ACCELERATED AGENCY GROUP, INC.


                                       By: /s/ Gerald H. Pastor
                                                ------------------
                                       Gerald H. Pastor, President



                                       UNISTAR FLORIDA HOLDINGS, INC.


                                       By: /s/ James G. Leach
                                             --------------------
                                       Name: James G. Leach
                                       Title: Vice Chairman and
                                       General Counsel



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

                                       UNISTAR FINANCIAL SERVICE CORP.


                                       By: /s/ James G. Leach
                                               -----------------
                                       Name: James G. Leach
                                       Title: Vice Chairman and
                                       General Counsel

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A                 Promissory Note
Exhibit B                 Bill of Sale
Exhibit C                 Landlord Estoppel and Assignment of Lease
Exhibit E                 Noncompetition Agreement

Schedule 1.1(D)           Furniture, Fixtures & Equipment
Schedule 1.1(J)           Locations
Schedule 1.1(K)           Equipment Leases
Schedule 1.1(L)(i)        Employee Restrictive Covenants
Schedule 1.1(L)(ii)       Seller Restrictive Covenants
Schedule 1.1(M)           Telephone Numbers
Schedule 1.2              Excluded Assets
Schedule 2.1(D)           Cash Payments to Unistar Employees
Schedule 2.1(E)           Note Payments to Unistar Employees
Schedule 2.4              Allocation of Purchase Price
Schedule 5.16             List of Contracts
Schedule 5.17             Violations of Contracts
Schedule 5.18(A)          Employee Information
Schedule 5.18(C           Retired Employee Information
Schedule 5.20             Intellectual Property
Schedule 5.22             Real Property Leases
Schedule 5.27             Licenses and Permits
Schedule 11.10            Amscot Locations


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